Exhibit 99.1

CONTACT:

Christy Daehnert
(248) 435-9426
christy.daehnert@meritor.com

Meritor Announces Pricing of Convertible Senior
Unsecured Notes

TROY, Mich., (Nov. 29, 2012) – Meritor, Inc. (NYSE: MTOR) today announced the pricing on November 28, 2012 of its offering of $225 million aggregate principal amount at maturity of convertible senior unsecured notes due 2026 (the “notes”). The offering is being made to qualified institutional buyers in a private placement. The notes will rank equally in right of payment to all of Meritor’s existing and future senior unsecured indebtedness.

       Meritor has granted to the initial purchasers of the notes a 30-day option to purchase up to an additional $25 million aggregate principal amount at maturity of the notes. The initial purchasers today exercised their option to purchase additional notes in full, bringing the total size of the offering to $250 million aggregate principal amount at maturity.

       The sale of the notes is expected to close on December 4, 2012, subject to customary closing conditions.

       The company will pay 7.875% cash interest on the principal amount at maturity of the notes semiannually on June 1 and December 1 each year, to holders of record at the close of business on the preceding May 15 and November 15, respectively, and at maturity to holders that present the notes for payment. Interest will accrue on the principal amount at maturity thereof from, and including, the date the notes are issued or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date. The notes have an initial principal amount of $900 per note and will accrete to $1,000 at December 1, 2020. The notes will mature on March 1, 2026.

       The notes will be convertible in certain circumstances into cash up to the principal amount at maturity of the note surrendered for conversion. For the remainder of Meritor’s conversion obligation, if any, in excess of the principal amount at maturity, the notes will be convertible into cash, shares of Meritor common stock or a combination of cash and common stock, at Meritor’s election, subject to certain limitations. The initial conversion rate, subject to adjustment, is equivalent to 83.3333 shares of common stock per $1,000 principal amount at maturity of notes. This represents an initial conversion price of approximately $12.00 per share.

       The company currently expects to use the net proceeds from the offering of the notes (estimated to be approximately $218 million, after giving effect to the exercise in full of the initial purchasers’ option to purchase additional notes), after deducting estimated underwriting discounts and the company’s expenses related to the offering, primarily to purchase, redeem or repay a portion of its outstanding debt, as well as for general corporate purposes.

       The securities priced today have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

       This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

About Meritor
       Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of approximately 10,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR.

Forward-Looking Statements
       This press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reduced production for certain military programs and our ability to secure new military programs as our primary military programs wind down by design in future years; reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; global economic and market cycles and conditions, including a slower than anticipated recovery from the recent global economic crisis; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postretirement benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and in our filings with the SEC. These forward-looking statements are made only as of the respective dates on which they were made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

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